Exhibit (h)(2)

SUPPLEMENT TO THE

SUPERVISION AND ADMINISTRATION AGREEMENT

PIMCO Equity Series VIT

650 Newport Center Drive

Newport Beach, California 92660

July 13, 2015

Pacific Investment Management Company LLC

650 Newport Center Drive

Newport Beach, California 92660

RE: PIMCO EqS Pathfinder Portfolio® (the “Portfolio”)

Dear Sirs:

PIMCO Equity Series VIT (the “Trust”) and Pacific Investment Management Company LLC (the “Administrator”) have entered into a Supervision and Administration Agreement, dated March 30, 2010 (the “Agreement”).

The Trust and the Administrator hereby agree to supplement the Agreement as of the date hereof to update the Portfolio’s name and the Trust’s and the Administrator’s address as follows:

i.	all references to the PIMCO EqS Pathfinder Portfolio® are deleted and replaced with the PIMCO Global Dividend Portfolio; and

ii.	all references to the address of the Trust and the Administrator are deleted and replaced with the following:

650 Newport Center Drive

Newport, Beach California 92660

Accordingly, the current Schedule A is replaced with the new Schedule A attached hereto.

SCHEDULE A

(as of July 13, 2015)

Supervisory and Administrative Fee Rate (%)

Portfolio	Core Expenses[1]	Other Expenses	Total
PIMCO Global Dividend Portfolio [2]	0.10	0.25	0.35

[1] Core Expenses includes custody, portfolio accounting and tax preparation expenses.
[2] Refer to the Expense Limitation Agreement for certain fee waivers.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below on the day and year first above written.

PIMCO EQUITY SERIES VIT
By:	/s/ Henrik P. Larsen
Name:	Henrik P. Larsen
Title:	Vice President

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC
By:	/s/ Peter G. Strelow
Name:	Peter G. Strelow
Title:	Managing Director

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